UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2019

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of President of ImprimisRx

Effective as of February 20, 2019, Harrow Health, Inc. (the “Company”) promoted John P. Saharek to President of ImprimisRx, the Company’s ophthalmology focused pharmaceutical compounding business.

Mr. Saharek, 59, prior to his promotion to President of ImprimisRx, served as the Company’s Chief Commercial Officer since February 2015 and its Vice-President of Commercialization, Ophthalmology since November 2012. He is a senior healthcare industry executive with over 30 years of broad experience developing and commercializing pharmaceutical, biotech, surgical device and diagnostic product portfolios. His results-oriented record of achievement includes designing and executing strategic commercial plans, building strong sustainable brands, launching new products, leading high performing teams and delivering outstanding results for a variety of healthcare companies. Over the past 19 years he has been focused in the ophthalmology segment where he has established valuable relationships with key opinion leaders and industry contacts. Prior to joining the Company in November 2012, he served as Head of U.S. Marketing and Strategy for ThromboGenics Inc., developing the commercial strategy and building a team to launch a new biologic into the US market. Prior to that he was Vice President, Business Development at SurModics Inc., working with both large and small pharmaceutical companies on multi-platform drug delivery initiatives in the U.S. and internationally. Early on in his career he held positions of increasing responsibility in both marketing and sales at a number of companies, including his tenure with Bausch & Lomb. Mr. Saharek has a Masters of Business Administration from the University of Hartford and a Bachelor’s degree from Central Connecticut State University.

In connection with the Mr. Saharek’s promotion, he will be entitled to receive: (i) a base salary of $305,000 with a target annual cash incentive bonus equal to 50% of his base salary, with the actual amount of the bonus to be based on the achievement of certain corporate and individual performance goals to be determined by the Compensation Committee of the Company’s Board of Directors; (iii) a restricted stock unit award of up to 50,000 shares of the Company’s common stock, which will vest on the third anniversary of the date of grant, subject to Mr. Saharek’s continued employment with the Company on such date and accelerated vesting of all unvested shares thereunder upon the occurrence of a change in control (as defined in the Company’s 2017 Stock Incentive Plan (the “Plan”)), and is subject to the Company’s standard form of award agreement for restricted stock units granted under the Plan; and (iv) an option to purchase up to 50,000 shares of the Company’s common stock (the “Option”). The Option has an exercise price equal to the fair value of the Company’s common stock on the date of the grant (the “Grant Date”) and will vest in equal quarterly installments over a three-year period.

There are no family relationships between Mr. Saharek and any of the Company’s directors or other executive officers, and there have been no related transactions, and none are contemplated, between Mr. Saharek or any of his immediate family members and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: February 25, 2019	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer